Exhibit 2.2

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is entered into as of November 15, 2016, by and among SENIOR CARE RESOURCES, INC., a Texas corporation, and SCC PARTNERS, INC., a Texas corporation (collectively, the “Operators”), ROYSE CITY NH REALTY, LTD., a Texas limited partnership, BP NH REALTY, LTD., a Texas limited partnership, DECATUR NH REALTY, LTD., a Texas limited partnership, LAKESIDE NH REALTY, LTD., a Texas limited partnership (collectively, the “Fee Owners”) (the Operators and the Fee Owners are collectively referred to herein as “Seller”), and CTR PARTNERSHIP, L.P., a Delaware limited partnership (“Buyer”).

R E C I T A L S:

A. Seller and Buyer are parties to that certain Purchase and Sale Agreement dated as of September 29, 2016 (the “Agreement”), concerning those certain Properties more particularly described in the Agreement.

B. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

C. Seller and Buyer now desire to amend the Agreement, all as hereinafter provided.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1. Section 10.1(g). Section 10.1(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(g) Following the Closing Date, Buyer or Buyer’s operator (“Buyer’s Operator”) will have the opportunity to interview employees who are willing to participate in such interviews at such reasonable times as may be arranged between Buyer or Buyer’s Operator. Seller will comply with the provisions of the OTA and Interim Management Agreement regarding the payment of benefits to such employees.”

2. Section 12.7. The phrase “thirty (30) days prior to the Closing Date as the Closing Date may be established pursuant to this Agreement” in Section 12.7 of the Agreement is hereby deleted and is replaced with the phrase “one (1) business day following the Closing Date”. The phrase, “Buyer or its operator shall have received all such Permits” shall be deleted from Section 12.7.

3. Zoning Issues.

a.	With respect to any Facility situated within a municipality requiring a new Certificate of Occupancy as a result of the change of ownership of such Facility contemplated by the Agreement (each a “New CO”), Buyer and Seller hereby agree that Seller shall indemnify, protect, defend, and hold harmless Buyer and Buyer’s Operator and their respective officers, directors, members, shareholders, tenants, successors, and assigns from and against any and all matters arising in connection with the issuance of a New CO following the Closing and including, without limitation, any repairs, replacements, or other matters required to be performed pursuant to any inspections conducted by the applicable municipality in connection with obtaining (or attempting to obtain) any such New CO (collectively, the “New CO Indemnity Matters”). All New CO Indemnity Matters shall be deemed included in Seller’s indemnity pursuant to Section 17.1 of the Agreement. Notwithstanding anything herein or in the Agreement to the contrary, Buyer and Seller hereby expressly agree that Buyer may draw on the Post-Closing Escrow Deposit in connection with any New CO Indemnity Matters.

b.	With respect to any Facility requiring consent from the applicable municipality to transfer a special use permit or specific use permit applicable to a Facility in order for the Facility to comply with municipal zoning code as a result of the change of ownership of such Facility contemplated by the Agreement (each, a “Special Use Approval”), Buyer and Seller hereby agree that Seller shall indemnify, protect, defend, and hold harmless Buyer and Buyer’s Operator and their respective officers, directors, members, shareholders, tenants, successors, and assigns from and against any and all matters arising in connection with any failure to obtain a Special Use Approval prior to Closing and including, without limitation, any costs or expenses incurred by Buyer or Buyer’s Operator in connection with having to obtain a Special Use Approval following the Closing and any repairs, replacements or other matters arising from any inspection conducted by the applicable municipality in connection with any Special Use Approval (collectively, the “SUP Indemnity Matters”). All SUP Indemnity Matters shall be deemed included in Seller’s indemnity pursuant to Section 17.1 of the Agreement. Notwithstanding anything herein or in the Agreement to the contrary, Buyer and Seller hereby expressly agree that Buyer may draw on the Post-Closing Escrow Deposit in connection with any SUP Indemnity Matters.

4. Facility Names. Notwithstanding anything to the contrary set forth in Section 1.5 of the Agreement (or elsewhere in the Agreement), Seller acknowledges and agrees that the following names commonly used to identify each of the Facilities (together with any variations of such names to the extent used to identify and operate the Facilities prior to Closing) are being transferred at Closing to Buyer and Buyer and/or Buyer’s Operator shall have the full right to use any and all such Facility names from and after Closing: “Senior Care Health and Rehabilitation Center – Decatur”, “Senior Care Health and Rehabilitation Center – Bridgeport”, “The Residences at Senior Care”, “Royse City Health and Rehabilitation”, and “Broadmoor Medical Lodge”.

5. Miscellaneous.

a. Effect of Amendment. Except to the extent the Agreement is modified by this Amendment, the remaining terms and conditions of the Agreement shall remain unmodified and in full force and effect. In the event of conflict, between the terms and conditions of the Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control. As used in the Agreement, all references to “this Agreement” shall mean and refer to the Agreement as amended by this Amendment.

b. Entire Agreement. The Agreement, together with this Amendment, embodies the entire understanding between Seller and Buyer with respect to its subject matter and can be changed only by an instrument in writing signed by Seller and Buyer.

c. Counterparts. This Amendment may be executed in one or more counterparts, including facsimile counterparts or electronic pdf counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one in the same Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

SELLER:

OPERATORS:

SCC Partners, Inc., a Texas corporation

By:	/s/ Don E. Miller
Name:	Don E. Miller
Title:	President

Senior Care Resources, Inc., a Texas corporation

By:	/s/ Don E. Miller
Name:	Don E. Miller
Title:	President

[SIGNATURES CONTINUE ON NEXT PAGE]

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FEE OWNERS:

BP NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

Decatur NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

Royse City NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

Lakeside NH Realty, Ltd. a Texas limited partnership

By:	/s/ William E. Campbell
Name:	William E. Campbell
Title:	President of the General Partner, NTF Realty Inc.

[SIGNATURES CONTINUE ON NEXT PAGE]

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BUYER:

CTR Partnership, L.P.
a Delaware limited partnership

By: CareTrust GP, LLC a Delaware limited liability company
Its General Partner

By: CareTrust REIT, Inc. a Maryland corporation
Its Sole Member

By:	/s/ William Wagner
Name:	William Wagner
Title:	Chief Financial Officer

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